EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                          APPALACHIAN BANCSHARES, INC.
                             (Amended and Restated)


                                       I.

The name of the corporation is Appalachian Bancshares, Inc. (the "Corporation").

                                       II.

     The Corporation is authorized to issue 20,000,000 shares of common stock, $0.01 par value per share.

                                      III.

     To the fullest extent permitted by the Georgia Business Corporation Code, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that this provision shall not eliminate or limit the liability of a director:

          (A) For any appropriation, in violation of his duties, of any business opportunity of the Corporation;

          (B) For acts or omissions which involve intentional misconduct or a knowing violation of law;

          (C) For the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or

          (D) For any transaction from which the director received an improper personal benefit.

     Any repeal, amendment, or modification of this Article III by the shareholders of the Corporation shall not adversely affect any right, benefit, or protection of a director of the Corporation existing at the time of such repeal, amendment, or modification.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as of the 1st day of April, 2003.

                                                     /s/ Tracy R. Newton
                                                  ------------------------------
                                                  Tracy R. Newton, President and
                                                  Chief Executive Officer